Exhibit 10.1

Shell Exploration & Production Co.

BITS

Particle Drilling Technologies Inc.

Outline Agreement No. 4610021484
Purchase Order No. 4900006232

INDEX

SECTION I - GENERAL CONDITIONS	3
DEFINITION OF BUYER NAME	3
CONTRACT	3
AFFILIATES AND SUBSIDIARIES	3
DURATION / APPLICABILITY OF ORDER	3
CHANGES	4
TERMINATION	4
ETHICS	4
CODE OF CONDUC	4
UTILIZATION OF E-PROCUREMENT	4
VOLUME OF BUSINESS DISCLAIMER	4
EXHIBITS	4
ACCEPTANCE	5
SECTION II – SCOPE OF WORK	6
GENERAL	6
EXTRA WORK	6
REPAIR	6
LOST OR DAMAGED-BEYOND-REPAIR	6
KEY PERFORMANCE INDICATORS	6
SECTION III – PRICING	7
GENERAL	7
APPLICABILITY OF PRICES AND RATES	7
PRICE CHANGE	7
THIRD PARTY CHARGES	7
PERSONNEL CHARGE	7
TRAINEES	7
PERSONNEL CHARGES	7
ADDITIONAL PERSONNEL	7
SEVERE WEATHER CONDITIONS	8
SECTION IV - ADMINISTRATION INSTRUCTIONS	8
INVOICING	8
Invoice Inquiry	8
Disputed Amounts	8
PAYMENT TERMS	10
SHIPPING AND TRANSPORT	10
RIGHT TO AUDIT	10
COMMUNICATIONS	11
SECTION V - HEALTH, SAFETY, AND ENVIRONMENT	12
SAFETY REQUIREMENTS	12
HEALTH SAFETY ENVIRONMENT (HSE) – MANAGEMENT SYSTEM REQUIREMENT	12
HAZARD COMMUNICATION	12
DISA	13
SUBSTANCE ABUSE POLICY FOR SERVICE CONDITIONS	13
DRUGS, ALCOHOL, AND FIREARMS	14
SECTION VI –ADDITIONAL TERMS AND CONDITIONS	15
QUALITY ASSURANCE	15
TAXES	15
Louisiana Tax Status – Purchase of Tangible Personal Property	15
Louisiana Tax Status – Taxability of Services	16
Louisiana Tax Status - Equipment Rental	16
Wyoming Sales and Use Tax	16
Texas Tax Status	16
COMPLIANCE	16
EXPORT CONTROL	16
BACKGROUND CHECKS	17
PUBLICITY	17
INFRINGEMENT	17
ASSIGNMENT AND SUBCONTRACTING	17
WITHHOLDING AND ENFORCEMENT	17
EXCUSES	17
FORCE MAJEURE	18
OWNERSHIP OF WORK PRODUCT	18
PERFORMANCE	18
LIABILITY-INDEMNITY	18
A. PERSONAL INJURY	18
B. THIRD PARTY PERSONAL INJURY	19
C. DAMAGE TO PROPERTY	19
D. POLLUTION LIABILITY	20
E. CONSEQUENTIAL DAMAGES	20
INSURANCE	20
USE OF PREMISES	21
BILLS AND LIENS	22
COMPETITIVENESS AND PRICE WARRANTY	23
AGREEMENT RELEASES	23
SUSPENSION	23
CONFIDENTIAL INFORMATION	23
INDEPENDENT VENDOR	24
STATUTORY EMPLOYER PROVISION FOR SERVICES PERFORMED IN LOUISIANA	24
LABOR RELATIONS FOR SERVICES AT BUYER’S FACILITIES	24
MINORITY OWNED AND WOMEN OWNED BUSINESS ENTERPRISES EXPENDITURES	24
HEADINGS	25
CONTINUING OBLIGATIONS	25
WAIVER	25
DELIVERIES	25
SEVERABILITY	26
ENTIRE AGREEMENT	26

SECTION I - GENERAL CONDITIONS

DEFINITION OF BUYER NAME
BUYER as referred to herein shall mean Shell and its affiliates and subsidiaries which includes Shell Offshore Inc., also referred to as "SOI"; Shell Rocky Mountain Production Company, also referred to as "SRMP”, Shell Frontier Oil & Gas Inc., also referred to as "SFOGI"; SWEPI LP dba Shell Western E&P, Shell Offshore Gas Pipelines LLC, Shell Gulf of Mexico, Inc. also referred to as “SGOMI”, Shell Exploration and Production Company, also referred to as "SEPCo", and their successors; all of which may collectively be referred to as "SHELL". At the time of release or request for materials or services under this order, BUYER shall identify the appropriate company for which the material or service is being purchased.

VENDOR as referred to herein shall mean Particle Drilling Technologies Inc., a Nevada Corp.

CONTRACT
This Agreement, when accepted by VENDOR in writing, constitutes the entire agreement between VENDOR and BUYER concerning its subject matter; and neither any contrary or additional conditions then specified by VENDOR nor any subsequent amendment or supplement shall have any effect without BUYER’S prior written approval.

1.	Section I	General Conditions
2.             Section II                     Scope of Work
3.             Section III                    Pricing
4.             Section IV                    Administration Instructions
5.             Section V                      Health, Safety, and Environment
6.             Section VI                    Additional Terms and Conditions

AFFILIATES AND SUBSIDIARIES
Any BUYER affiliate or subsidiary, as defined below, in countries legally recognized by Federal law may use the terms and conditions herein in orders placed in the United States of America, provided the BUYER affiliate or subsidiary agrees for such orders to incorporate the terms and conditions of this Agreement.

BUYER has no obligation or liability under this Agreement for any BUYER affiliate's/subsidiary's purchase orders, performance, or failure to perform.  If a BUYER affiliate/subsidiary fails its obligations, VENDOR may terminate the BUYER affiliate's/subsidiary's right to place other purchase orders.  Such a termination will not affect BUYER or any other BUYER affiliates or subsidiaries.

A BUYER affiliate/subsidiary has obligations only with respect to orders placed by it and has no obligation or liability for BUYER’S and other BUYER affiliates'/subsidiaries' purchase orders, performance, or failure to perform

These definitions apply to the terms "BUYER’S affiliate" and "BUYER’S subsidiary":
a) "BUYER’S affiliate means BUYER and "Royal Dutch Shell plc and any BUYER which is directly controlled by another BUYER or companies if the latter BUYER owns or whose latter companies together own 50% or more of the voting rights attached to the issued share capital of the first mentioned BUYER and
b) Any BUYER which is managed or operated by a BUYER as defined in (a) above and/or has a service agreement with BUYER and/or another BUYER as defined under (a) above pursuant to which it pays on a cost sharing basis a proportion of the costs of BUYER or such other BUYER

DURATION / APPLICABILITY OF ORDER
The duration of this agreement is for period commencing on December 1, 2008 and shall remain in effect through November 30, 2010, subject to the cancellation provisions stated elsewhere herein.

Any work started prior to the expiration date of this order that will continue past the specified expiration date of the order shall be subject to the terms, conditions, and pricing of the order until the work is completed, unless mutually agreed otherwise, or BUYER advises VENDOR to terminate work as of the expiration date.

CHANGES
No changes in the Goods and/or Services under this Agreement or any BUYER Release Document shall be made without the written agreement of both BUYER and VENDOR.

TERMINATION
BUYER may terminate this Agreement in whole or in part at any time with or without cause (including, without limitation, default or breach by VENDOR) by written notice to VENDOR.  Upon receipt thereof, VENDOR shall (a) cease all performance except as requested by BUYER; (b) at BUYER’S request, assign BUYER all VENDOR’S rights or terminate to the extent possible all outstanding purchase commitments and other third party agreements; and (c) take other actions as reasonably requested by BUYER to effect termination.  BUYER shall have right to take possession of any portion of the Goods or Services in progress. BUYER’S sole liability shall be to pay reasonable value (but in no event more than the contract price) for such Goods or Services and/or VENDOR’S prior performance and performance to effect termination.  BUYER may, at its option, complete performance of the Goods or Services.  In the event of BUYER termination for cause pursuant hereto, VENDOR shall be liable to BUYER for all cost incurred by BUYER completing such performance in excess of the contract price.  Time is of the essence hereof, and BUYER’S right to require any waiver, forbearance or course of dealing shall not affect strict performance by VENDOR.

ETHICS
BUYER and VENDOR will base their relationship on mutual respect, honesty, and integrity.  Neither party may accept or solicit gifts, entertainment, or other social favors to influence business decisions.  Courtesies of nominal value and social invitations customary and proper under the circumstances are not unethical as long as they imply no business obligation whatsoever or do not involve significant or out-of-the-ordinary expense.

CODE OF CONDUCT
VENDOR acknowledges receipt of a copy of Shell’s US Code of Conduct, which can be found on the US Shell Website (www.shell.com/us), by following the links on the left side of the screen: About Shell US à How we work à Shell in the US Code of Conduct. VENDOR shall ensure that such Code is respected by VENDOR and its contractors in relation to provision of Goods and Services under this Agreement.

UTILIZATION OF E-PROCUREMENT
BUYER and VENDOR will co-operate in establishing a mutually acceptable and cost-effective process for handling procurement transactions electronically, including, where appropriate, agreeing to the choice of electronic exchange.  Where the agreed process involves the establishment of electronic catalogs or price files to be held either within the VENDOR’S system, or within an electronic exchange (BUYER has chosen to utilize the cc-hubwoo content exchange), or within BUYER’S e-procurement system, VENDOR shall ensure that such catalogs and price files will be in a format acceptable to the exchange and to BUYER, that the prices quoted in the electronic price-files are fully in accordance with the commercial structures and that the electronic price files are maintained and up-dated.

VOLUME OF BUSINESS DISCLAIMER
BUYER does not guarantee any specific quantities or volumes throughout the duration of the awarded agreement.

EXHIBITS
The following exhibits hereto are incorporated into this order therein by reference.

VENDOR’S exhibits

Attachment 1: Letter Agreement between BUYER and VENDOR dated November 10, 2008

Excluding terms and conditions that conflict with verbiage contained on the face, and or documents referenced on the face, of this contract document.

ACCEPTANCE
By signing below, each party signifies that it has carefully examined and agrees to be bound by all terms and conditions that are contained in this Agreement. If all the provisions hereinabove meet your approval, please promptly execute in the space below and return this acceptance of the Agreement within two weeks to the Authorized BUYER Representative specified below.

Authorized BUYER Representative

Signature:

Name:  Aaron M Parola

Title:  Supply Chain Management

Date:

Authorized VENDOR Representative

Signature:

Name:  Thomas Hardisty

Title:  Senior Vice President

Date:

SECTION II – SCOPE OF WORK

GENERAL
This order shall constitute an agreement by VENDOR to furnish all tools and equipment, materials (except BUYER-furnished material), software, labor and supervision to provide particle-drilling services, as set forth in VENDOR’s Attachment 1.

It shall be the VENDOR’S responsibility to see that such activities are performed in such a manner as to yield results in accordance with BUYER’S project objectives.

EXTRA WORK
In the event VENDOR is required by BUYER to perform work not covered by these specifications, a change in contract agreement must be executed and signed by an authorized representative of both VENDOR and BUYER prior to performance of the extra work. Any proposed changes to the existing contract agreement will be sent to BUYER representative where an alteration to this agreement will be issued. Minor change orders, but does not involve extra work, may be requested by VENDOR or BUYER.

REPAIR
The VENDOR shall manage the equipment refurbishment and repair process and shall ensure that all equipment, materials and/or spares delivered for inspection, repair, refurbishment or replacement are returned to the field fit for their intended purpose, in good working condition and in accordance with the agreed program and design specifications.

Following approval of the claim for repairs, BUYER will advise VENDOR to have the equipment/tools repaired and invoice BUYER.  BUYER agrees to reimburse VENDOR for actual, out-of-pocket costs incurred in making repairs to equipment/tools in accordance with the above general conditions.  Billings for repair work performed must be supported by sufficient detail (dates, inspection reports, photographs, hours, rates, material charges, etc.).

LOST OR DAMAGED-BEYOND-REPAIR
Lost or damaged-beyond-repair equipment/tools, due to no fault of VENDOR of any sort or the fault of any third person, will be charged to BUYER at actual replacement cost less the depreciated value (as defined By the VENDOR using standard practices) of the equipment/tool lost.  Actual replacement cost is defined as the net amount VENDOR paid for the equipment/tools after any and all discounts have been applied (including but not limited to trade, distributor or special discounts).  For VENDOR’S manufacturing their own equipment/tools, replacement cost will be determined by VENDOR’S actual manufacturing cost (documented by date of manufacture and breakdown of labor, materials and overhead) less the depreciated value of the lost or damaged-beyond-repair equipment/tools.

In lieu of approving the claim for lost or damaged equipment/tools, BUYER reserves the right to replace the equipment/tools directly, with like kind subject to VENDOR’S approval.

KEY PERFORMANCE INDICATORS
VENDOR is expected to deliver a certain minimum service level determined by a mutually agreed upon Key Performance Indicators (KPIs).

✓	ZERO HSE Incidents
✓	75% on bottom drilling time per 24 hours
✓	< 3 degrees inclination
✓	Average penetration rate exceeding 3x average ROP from previous three wells for same section
✓	Each bit in hole 48 hours between trips
✓	Drilling 1.67days/1000’

SECTION III – PRICING

GENERAL
All prices and rates are stated in US dollars.

In the event that BUYER requests lower technology equipment VENDOR provides higher technology equipment or tools, then the lower technology equipment or tools rates shall apply.

APPLICABILITY OF PRICES AND RATES
Unless specifically stated to the contrary, all prices and rates contained herein shall be deemed to be inclusive of all costs incurred by the VENDOR in the performance of the work and fulfilment of its obligations in accordance with the agreement, including all direct labor costs, payroll burden, repair and maintenance costs, training costs, insurance, financing, taxes, duties, onshore transport of personnel to BUYER’S transport base or worksite, and any other associated costs, burdens and the VENDOR’S profit. Pricing herein will remain firm through the duration of this agreement from date of receipt of VENDOR’S acceptance by BUYER.  Billing against this agreement is authorized only at the rates or prices stated hereon.

See Attachment 1.

The execution of this Agreement will be pending a successful financial evaluation and HSE MS audit from BUYER.

PRICE CHANGE
VENDOR will invoice against this Agreement only at stated rates and prices.  Price changes require a written alteration, issued before the effective date of the change.

VENDOR will submit requests for price changes in writing, 60 days before the proposed effective date.  Requests should include current net price, proposed new net price, net price change, and percentage of change.  VENDOR should include enough detail to allow BUYER to evaluate the proposed change.

THIRD PARTY CHARGES
Purchases or sub-rentals made by VENDOR for BUYER’S account will be invoiced to BUYER at VENDOR’S net cost inclusive of any discounts extended to VENDOR and with no mark-up to BUYER. Charges associated with BUYER mandated inspections or repairs should be invoiced to BUYER at VENDOR’S net cost.

PERSONNEL CHARGE
Operator charges per person per day or part thereof and shall be inclusive of travel and lodging expenses excluding subsistence charges. No additional personnel Call-Out charges shall be chargeable to BUYER due to additional personnel on site due to periods of hand-over or crew change.

TRAINEES
Trainees may work on BUYER locations in addition to normal crews with BUYER permission, however trainees shall not be chargeable.

PERSONNEL CHARGES
Day rates shall commence when the personnel arrive at the BUYER rig site and ends when the personnel leave the rig site. Day charges are per calendar day or part thereof

ADDITIONAL PERSONNEL
The VENDOR shall provide additional personnel at no extra charge to cover periods of absence of assigned engineers due to illness, leave or training.

SEVERE WEATHER CONDITIONS
VENDOR will suspend rental charges on all equipment and tools if BUYER’S operations are interrupted due to severe weather (hurricane, tropical storms, etc.) conditions which cause an evacuation of the location, lengthy suspension of normal operations, and/or inflict damage on the rig site. Rental charges will resume once the rig has begun normal operation. A BUYER representative will contact VENDOR when to halt and resume the rental charges for the tools and equipment at the affected rig location. BUYER will be responsible if VENDOR’S equipment is lost or damaged while at the rig site during the evacuation

VENDOR personnel forced to evacuate the rig site due to severe weather or unsafe conditions (fire, blowouts, etc.) will charge BUYER according to the following categories:

Emergency Evacuation – Restricted Release
VENDOR’S personnel will be evacuated from the rig site and wait at a nearby location to return to the work site when notified by the BUYER representative. BUYER will be charged according to the appropriate standby day rates stipulated in the contract. VENDOR’S personnel will be responsible for their own expenses during the evacuation period.

Emergency Evacuation – Unrestricted release
VENDOR’S personnel are evacuated from the rig site and released without restrictions by BUYER. VENDOR will be compensated only for work performed at the rig site and not during the evacuation period.

SECTION IV - ADMINISTRATION INSTRUCTIONS

INVOICING
Unless otherwise specified in the BUYER Release Document, VENDOR will prepare invoices on its standard invoice form, and mail original invoice to location specified in the invoice instructions. When any term or condition of VENDOR’S invoice conflicts with this Agreement, this Agreement shall prevail unless otherwise specifically agreed in writing in the BUYER Release Document.

A single original of any invoice referencing a purchase order along with a single copy of any supporting documentation should be mailed to one of the following invoice scanning PO Boxes based on the applicable business area.  A separate invoice is required for each purchase order.

Invoice Scanning Post Office Boxes:

Shell Oil COMPANY
PO Box 301440
Houston, TX 77230-1440

Business Area
Wells                                                                               PO Box 301440
Construction/Logistics/HSE/Production                  PO Box 301441
SURE                                                                               PO Box 301442
Projects – SIEP Managed                                            PO Box 301443
Support Services – IT, Finance, Exploration, etc     PO Box 301444

Invoices are required to include the following data:
a)	Shell’s contract number and/or purchase order number **
b)	Full description of material/service ordered, quantity ordered, quantity shipped, unit price, extended price, date of service, and purchase order line item if multiple lines **
c)	Shell legal entity’s name that contracted for the materials and/or services **
d)	Invoice number and date **
e)	Field, block lease, well number or other applicable location name
f)	Rig name/number (if applicable)
g)	Account coding (Work Order / Network Order number)
h)	Requestor's name & phone number
i)	VENDOR’S “remit to” address **
j)	Invoice payment terms, including discounts
k)	Itemized sales and use tax, if applicable
l)	Supporting documentation of third party charges
m)	Service invoices must include work tickets signed by the Shell representative (with employee number if applicable) **

** Denotes critical data element

Complete and accurate information is required for timely payment. Invoices that do not include critical data elements will be returned for correction, will incur payment delays, or in worst cases, preclude payment.

Invoices that are for amounts higher that those specified on a Purchase Order will incur payment delays.

Invoice Inquiry
if there are questions concerning the status of invoice payment, please contact SEPCo Accounts Payable by one of the following methods:
Vendor Inquiry: (866) 595-6335
Sepco-Payments@shell.com

Disputed Amounts
In the event that the BUYER disputes with VENDOR any amounts, in whole or in part, attributable to an invoice, or if an invoice is prepared or submitted incorrectly or without proper supporting documents, BUYER shall not be obligated to pay the disputed amount to VENDOR until said dispute is resolved in accordance with this Article. BUYER will notify VENDOR of the amounts in dispute and /or the reason(s) the invoice is not acceptable and request VENDOR to issue a credit invoice for the unacceptable amount of the disputed invoice.

PAYMENT TERMS
The payment terms are Net 30 days. The payment due date will be calculated from he date of receipt by BUYER of an invoice which is correct, proper, and prepared in accordance with the stated terms.

Invoices for completed goods and/or services shall be received within 90 days of completing the work. For materials, completion is defined as the required delivery date contained in the contract, or the acceptance of the material at BUYER’S nominated delivery location, whichever is later. For services, completion is defined as acceptance of the work by BUYER, or upon VENDOR’S demobilization from the worksite.  If VENDOR remains onsite to perform other services, completion is defined as acceptance by BUYER of the specific task or job defined in the project purchase order or job ticket. VENDOR’S final invoice for data books, drawings, or retention shall be invoiced within the 90 days; however, BUYER shall not be obligated to pay VENDOR’S invoice in the event BUYER has not received the required information. After 90 days from completion of the work, BUYER shall not be obligated to pay VENDOR’S invoice

SHIPPING AND TRANSPORT
VENDOR must use BUYER’S land transportation program when shipping anything requiring "oilfield hauling" equipment, e.g., Hotshot, 1 ton, mini-float, single axle, or tandem trucks, to a BUYER location or to another vendor for BUYER’S account.  VENDOR must call BUYER’S coordinated trucking company for the designated area and give appropriate information for pick up and delivery, including, pick up time, delivery time, destination, charge code, and name of person ordering.  Items that can be shipped via UPS, U.S. Mail, motor freight, air express or VENDOR’S own Truck (at no charge) is exempt.

Gulf of Mexico:	866-30-Shell (307-4355)
Barnett Shale:	800-994-9484
South Texas:	800-270-9011
Wyoming:	800-870-2608

All appropriate shipments not complying with the above instructions are for VENDOR’S account and shall be subject to non-payment by BUYER.

All packages must be marked with the BUYER purchase order number or order sheet number and field location. Itemized packing slips must be on the outside of all boxes. Packing slip must include purchase order or order sheet number and field location. Non-compliance will result in the return of the material to supplier at VENDOR’S expense. Boxed/package contents shall be protected from damage due to water spray while goods/materials are in transit to an offshore location.  At a minimum, the goods/materials should be wrapped in plastic and placed inside a box to prevent damage from salt-water spray.

The VENDOR shall ensure that all equipment, materials and/or spares are sufficiently protected to prevent loss or damage during delivery to BUYER’S offshore worksite or onshore worksite.  BUYER is responsible for providing proper pre-slung baskets/containers in which to ship VENDOR’S equipment to worksite at VENDOR’S expense.  VENDOR shall ensure that pre-transport checks have been carried out on all equipment in accordance with VENDOR’S Quality Assurance Procedures and BUYER’S specifications, if applicable.  VENDOR shall provide lift certification checklists and Certificates of Conformity as necessary.

Where VENDOR’S personnel are at the offshore or onshore WORKSITE they shall verify receipt in accordance with packing list and confirm materials received in "Fit for Purpose" condition and in accordance with the requirements of the plan. Current certification, field operating instructions, rig manuals, assembly drawings and procedure manuals shall accompany all mechanical equipment shipped offshore or and be available at all times to the BUYER Representative.

RIGHT TO AUDIT
During this Agreement and for four (4) years after completion, VENDOR will keep accurate, auditable records of all associated charges.  BUYER may inspect and audit those records using its authorized representatives.

VENDOR will keep all these records:

A.                 Payroll records that account for total time distribution for VENDOR’S employees working full or part time on the Work (to permit tracing to payroll and related tax returns), as well as cancelled payroll checks or signed receipts for payroll payments in cash
B.	Invoices for purchases, receiving and issuing documents, and all other unit inventory records for VENDOR’S stores stocks or capital items
C.	Paid invoices and cancelled checks for purchased materials and subcontractor and third-party charges
D.	Records related to handling, hauling, and disposing of hazardous materials and/or hazardous wastes
E.	Accurate, auditable records of gifts, entertainment, or gratuities to individual BUYER personnel

Overpayments by BUYER resulting from invoicing errors, charges not authorized by written agreement, and/or other unsupported invoice charges will be reimbursed to BUYER by VENDOR.  VENDOR will reimburse BUYER the amount of the overpayment within thirty days of the error discovery or BUYER will short-pay current invoices in an amount equal to the overpayment, at BUYER’S sole option

COMMUNICATIONS
All notices, requests, demands, and other communications to any party under this Agreement shall be in writing (including facsimile or similar writing) and shall be given to a party at the address or facsimile number specified for such party below or such other address or number as such party shall at any time otherwise specify by like notice to the other party.  Each such notice, request, demand, or other communication shall be effective (a) if given by facsimile, at the time such facsimile is transmitted and the appropriate confirmation is received (or, if such time is not during a business day, at the beginning of the next business day); (b) if given by mail, five business days (or if to an address outside the United States, ten calendar days) after such communication is deposited in the United States mail with first-class postage prepaid; or (c) if given by any other means, when delivered at the address pursuant hereto.  The address and facsimile number for each party for purpose of notice are:

For notices given to the BUYER:

Attention: Aaron M Parola

Address: 4582 South Ulster, Suite 500, Denver, CO 80237

Telephone: 303.305.7598

Facsimile: 303.305.7606

Email: aaron.parola@shell.com

For notices given to the VENDOR:

Attention:  Thomas E. Hardisty

Address: 5611 Barrel Court, Houston, TX 77041

Telephone: 713.223.3031

Facsimile: 713.224.6361

Email: thardisty@particledrilling.com

SECTION V - HEALTH, SAFETY, AND ENVIRONMENT

SAFETY REQUIREMENTS
VENDOR shall be solely responsible to comply with any applicable Federal, State, local safety and health regulations, as well as safety and health requirement at its own facilities, BUYER’S facilities or at any third party facility where services hereunder are being performed.

BUYER is committed to safety and safe work practices. Referenced is “A Safety & Environmental Handbook For Employees of VENDORs of Shell Offshore Companies.”  VENDOR is solely responsible to comply and enforce the provisions thereof.

BUYER will not be charged for time spent securing (waiting for) the proper personnel/protective equipment should the VENDOR’S employees arrive at BUYER’S location without such equipment or with inadequate or otherwise unsatisfactory protective equipment.

HEALTH SAFETY ENVIRONMENT (HSE) – MANAGEMENT SYSTEM REQUIREMENT
VENDOR must be able to demonstrate that they have a HSE management system (HSE-MS) that is aligned with BUYER’S HSE management system and are prepared to participate in review of HSE cases when applicable.  VENDOR may obtain a copy of BUYER’S minimum HSE-MS requirements by going to BUYER’S web site: www.sepcocontractor.com, click on CSMP manual; choose part 11 (VENDOR Minimum HSE requirements) beginning on page 34.

VENDOR shall allow BUYER to formally audit VENDOR’S HSE-MS before and/or during the performance of work/services by VENDOR. For example, VENDOR will allow BUYER to audit
VENDOR to monitor compliance with BUYER’S VENDOR safety management process (CSMP) expectations.  By monitoring VENDOR’S compliance, BUYER does not assume any responsibility to direct, control or supervise VENDOR, its employees, agents, or subcontractors.

VENDOR agrees to provide BUYER the requested safety statistics annually (by mid-February) directly to the designated CSMP focal point. VENDOR is also expected to submit their safety statistics quarterly to the PEC/PREMIER or ISN databases.

VENDOR will abide by BUYER’S CSMP and the elements of the "stoplight process" (part 8 of the CSMP manual), which are herein incorporated by reference.  VENDOR will also monitor any 3rd party contractors as per the CSMP guidelines.

Included herein by reference and attached is BUYER’S publication, "CONTRACTOR HEALTH / SAFETY / ENVIRONMENTAL (HSE) HANDBOOK; 2003; SHELL EXPLORATION AND PRODUCTION" (ATTACHMENT D). VENDOR is responsible for obtaining this publication from BUYER’S field personnel and is also responsible for complying with requirements therein while working on BUYER’S property. Employees of VENDOR found not complying with these requirements are subject to removal from BUYER’S property and may not be allowed to return. VENDOR’S field supervisor will be held accountable for the actions of the crew for which he/she is responsible. If VENDOR is found to be not in compliance, then VENDOR is subject to dismissal and contract termination.

HAZARD COMMUNICATION
Both VENDOR and BUYER agree to comply with the Occupational Safety and Health Administration (“OSHA”) Hazard Communication Standard (“HCS”) - 29 CFR 1910.1200.  The HCS requires employers to inform workers about the hazards of workplace materials using a written hazard communication program, labels, substance lists, Material Safety Data Sheets (“MSDS”), information, and training.  Both VENDOR and BUYER will also provide appropriate health and safety information to those who handle, use, or may be exposed to chemical substances.

VENDOR will have an MSDS available at the job site for each chemical substance provided to BUYER.  If VENDOR leaves chemical substances in BUYER’S possession, VENDOR will give BUYER’S representative at the location or field office the most current MSDS.

VENDOR will furnish only chemical substances listed in the Toxic Substances Control Act (“TSCA”) Chemical Substance Inventory (maintained by the U.S. Environmental Protection Agency).  VENDOR will verify each chemical's inclusion on the TSCA Inventory by sending BUYER a letter or an MSDS.  If a chemical substance is not on the TSCA Inventory, VENDOR will immediately notify BUYER.

If VENDOR deems a returned chemical substance unacceptable for credit, VENDOR will segregate the returned chemical and immediately contact BUYER and request BUYER to provide written instructions as to the handling of the substance.  VENDOR may never dispose of or sell these chemicals without BUYER’S written permission.

DISA
All VENDOR’S employees, including subcontractor that do any field operations work for Shell Onshore Production, whether full-time, part-time, or intermittent, shall be enrolled in one of the DISA Compliance Programs through their employer.

SUBSTANCE ABUSE POLICY FOR SERVICE CONDITIONS
Based on the definitional criteria below, if all or part of the Services under this Agreement is considered safety/environmentally sensitive, in addition to standard requirements in Drugs, Alcohol, and Firearms section, in this Agreement, VENDOR should have a complete substance abuse policy in place and functioning.  VENDOR’S policy should support BUYER’S objective to ensure VENDOR’S personnel, working on BUYER’S premises or with BUYER’S personnel, do not create a presence of substance abuse in the workplace.

A safety/environmentally sensitive VENDOR is any VENDOR and/or its subcontractor that provide one or more individuals to perform Services for BUYER with job responsibility that meets these criteria:
A.	Requires exercise of independent action and results in direct and immediate irreversible effects; and
B.	Creates substantial risk of serious physical injury to fellow employees or the general public, or significant environmental damage.

If VENDOR meets the requirements of a safety/environmentally sensitive VENDOR based on the above criteria, VENDOR must have a comprehensive substance abuse policy and practices that include these minimum elements:
a)	Substance abuse prohibitions
b)	Employee notification
c)	Substance abuse deterrence and detection
1)	Testing areas, substances, and cut-off levels at least comparable to BUYER’S (see below)
2)	Appropriate rehabilitation and ensured fitness for duty before permitting employees with identified substance abuse problems to return to work on BUYER’S premises
3)	Searches
Specifically, VENDOR must perform testing with regard to all employees who do safety/environmentally sensitive work, and their immediate supervisors, in the areas below at the following 8-drug panel testing levels plus alcohol.
a)	Testing Areas
1)      Pre-employment
2)      For cause
3)      Post rehabilitation/follow-up for four years after return to work
4)      Random
b)	Testing Cut-off Levels
1)
VENDOR must test a urine sample for the following additional drugs at cut-off levels no less stringent than those below.  VENDOR should perform an initial test via Enzyme Multiplied Immunoassay Technique (“EMIT”), and where positive, follow up with a more precise test, Gas Chromatography/Mass Spectrometry (“GC/MS”).  The test should be considered positive if there is a presence equal to or greater than the following levels (“NG/ML”):

Drug                                                      EMIT                              C/MS
Amphetamines                                      1,000                                500
Barbiturates                                              300                                100
Benzodiazepines                                      300                                100
Cocaine                                                     300                                150
Opiates                                                      300                                150
THC(cannabinoids marijuana)                 20                                  10
Methadone                                                300                               100
PCP                                                               25                                 25

VENDOR should test for alcohol abuse, with results of 0.05 percent Blood Alcohol Content considered positive.

Upon BUYER’S request, VENDOR will provide BUYER the following information in writing:
a)	Assurance that VENDOR’S policy and practices are consistent with the minimum requirements.
b)	Records BUYER may review to ensure adherence to the practices of the stated VENDOR policy.

DRUGS, ALCOHOL, AND FIREARMS
BUYER’S policy on illegal drugs, alcohol, and firearms, as it relates to VENDORs, is set forth below.  VENDOR agrees to communicate such policy to VENDOR’S personnel and agrees to cooperate with BUYER in implementing such policy on the jobsite(s) covered by this Agreement.

The use, possession, transportation, promotion, or sale of illegal drugs or drug paraphernalia, and/or otherwise legal but illicitly used substances by anyone while on BUYER’S premises is absolutely prohibited.  Except where specifically authorized, the use, possession, or transportation of alcoholic beverages, firearms, live ammunition, explosives, or weapons is also prohibited.  VENDOR’S personnel who are found in violation of these prohibitions will not be allowed on BUYER’S premises and may be referred to law enforcement agencies for their action.

The term "BUYER’S premises" in this Article is used in the broadest sense and includes all land, property, buildings, structures, installations, boats, planes, helicopters, cars, trucks, and all other means of conveyance owned by or leased to BUYER or otherwise being utilized in BUYER’S business.

Entry onto BUYER’S premises constitutes consent to and recognition of the right of BUYER and its authorized representatives to search the person, vehicle, and other property of individuals while on BUYER’S premises.  Such searches may be initiated by BUYER without prior announcement and will be conducted at such times and locations as deemed appropriate.  VENDOR’S personnel who refuse to cooperate with searches will not be allowed on BUYER’S premises.

VENDOR is required to take whatever steps it deems necessary (including adopting its own drug control program, if necessary) to ensure that involvement with drugs on the part of VENDOR’S personnel working on BUYER’S premises or with BUYER’S personnel does not create a presence of drug-related problems in the work place. VENDOR may conduct contraband searches and drug testing of VENDOR’S personnel on BUYER’S premises in areas where VENDOR is performing work.  VENDOR shall notify and obtain approval of BUYER’S location management prior to conducting such searches or testing.

SECTION VI –ADDITIONAL TERMS AND CONDITIONS

QUALITY ASSURANCE
Goods.  VENDOR warrants to BUYER that the Goods will: (a) be free from all defects in design, workmanship and materials; (b) be new, unless specified otherwise herein or in the BUYER Release Document; (c) be fit for use for their ordinary intended purpose as well as any special purpose specified herein or in the BUYER Release Document; (d) not constitute infringement or contributory infringement of any patent or any copyright or trademark, or violation of any trade secret when sold or used in their ordinary intended purpose as well as any special purpose specified herein or in the BUYER Release Document; and (e) be in strict conformance with this Agreement or the BUYER Release Document.  VENDOR will also pass through any applicable manufacturer’s warranty to the benefit of BUYER.  Goods shall at all times be subject to BUYER’S inspection.  If, in BUYER’S opinion, the Goods fail to conform to this Agreement or the BUYER Release document or are otherwise defective, VENDOR shall, at BUYER’S sole option, promptly repair or replace them at VENDOR’S expense.

Services.  VENDOR warrants that any Service provided will be free of defects in workmanship and materials.  VENDOR Services will be competent and any recommendations of its representatives will reflect their professional knowledge and judgment.  If any Service fails to conform to this warranty any time within twelve (12) months after completion of the Service, VENDOR will provide Services to the same extent as under the original Agreement at VENDOR’S expense.  VENDOR’S standard warranty period applies if longer than 12 months.

Goods and/or Services.  Neither BUYER’S inspection nor failure to inspect shall relieve VENDOR of any obligation hereunder.  No acceptance or payment by BUYER shall constitute a waiver of the foregoing; and nothing herein shall exclude or limit any warranties implied by law.  The remedies stated herein shall be cumulative of any other remedies available in law or equity and shall extend to BUYER, its successors, assigns, and customers.

TAXES
BUYER shall pay to VENDOR, in addition to the prices provided for herein, any foreign or domestic duty, sales or use tax, fee, or other tax or charge (“Tax”) that VENDOR may be required by any municipal (including special taxing authority), state, federal or foreign government law, rule, regulation or order to collect or pay with respect to the sale, transportation, storage, delivery, installation or use of the Goods and/or Services delivered hereunder.

VENDOR shall indemnify BUYER against any liability and expense in excess of the amount of Tax due that is incurred by BUYER by reason of VENDOR’S failure properly to remit said Tax to the proper government agency.  In the event that VENDOR recovers a refund of, or credit for, any Taxes paid to VENDOR by BUYER with respect to the sale of the Goods and/or Services herein described or of any taxes measured by the price of such Goods or Services or the gross receipts from such sale, then VENDOR agrees to refund to BUYER the full amount of such refund or credit.  Further, BUYER shall be under no obligation to share with, or refund to, VENDOR any duty drawback recovered by BUYER as a result of the export of the Goods purchased hereunder.

Notwithstanding the above, VENDOR shall not collect, and BUYER shall not pay, any such Tax for which BUYER furnishes to VENDOR a properly completed exemption certificate or a direct payment permit certificate or for which VENDOR may claim an available exemption from Tax, such as exemption for export.  BUYER shall be responsible for any Tax, penalty, and interest if such exemption certificate or direct payment permit certificate is later held by any proper authority to be invalid.  Further, VENDOR shall not collect, BUYER shall not pay, and VENDOR shall indemnify BUYER against any liability for any Tax, fee or other charge based on or measured by the net income or net worth of VENDOR, or any employment related Tax, fee, or charge (including without limitation, withholdings for W-2, Social Security, Medicare, or unemployment compensation benefits).

This Agreement shall not be construed to establish a joint venture, partnership or other formal business organization.  Furthermore, the Parties agree that this Agreement does not constitute a partnership for tax purposes.  In the event that it is so construed, however, the Parties agree to be excluded from the provisions of Subchapter K of the United States Internal Revenue Code of 1986, as amended.

Louisiana Tax Status – Purchase of Tangible Personal Property
For purchase of tools/equipment/supplies, VENDOR must request location of ultimate use from BUYER. If for use in federal OCS waters, identify the exact location (field, block and lease numbers) on purchase order, on blanket order releases, and on invoices. BUYER should be charged 0% Louisiana sales/use tax. If for use in Louisiana state waters, charge 4% Louisiana sales/use tax and the appropriate parish rate(s). BUYER’S Louisiana tax registration number is (SOI) 3871308-001 o/s.

Louisiana Tax Status – Taxability of Services
Charge for installation or other services, such as those associated with engineering, consulting, operating and supervisory personnel are non-taxable. Such charges should be separately stated on VENDOR’S invoices.

Louisiana Tax Status - Equipment Rental
VENDOR must request location of ultimate use of the rental equipment from BUYER. If for Federal OCS waters, identify field, block and lease numbers on Purchase Order, on Blanket Order releases and purchases, and on invoices.  Do not charge Louisiana Sales/use tax.  If in Louisiana state waters, charge 4% Louisiana sales/use tax and the appropriate parish rates(s). Regardless of the location of use, charges for damages or replacement of rental equipment, if allowed under terms of this agreement, are non-taxable.

Wyoming Sales and Use Tax
Where VENDOR is acting in the capacity of the prime or general VENDOR (hereafter “Prime VENDOR”) on projects taking place in the state of Wyoming. If the Prime VENDOR herein utilizes contractors that are not residents of Wyoming, then Prime VENDOR agrees to abide by all Wyoming sales/tax requirements for non-resident VENDORs including, but not limited to, registering the project with the Wyoming Department of Revenue prior to beginning construction, reporting to the Wyoming Dept. of Revenue all resident and non-resident contractors and withholding 4% of the contract amount form non–resident VENDORs or contractors. The Prime VENDOR herein agrees to hold Shell harmless and indemnify Shell form any liability to the State of Wyoming in connection with utilizing non-resident VENDORs or contractors.

Texas Tax Status
Do not bill Texas state and local taxes. BUYER agrees to accrue and pay taxes that may be due directly to the State.  Direct payment Authorization No. 3-200240252-0.

COMPLIANCE
In performance hereunder and every activity connected therewith, VENDOR shall comply fully with all applicable laws, ordinances, rules and regulations, and when requested, shall furnish evidence satisfactory to BUYER of such compliance.  Without limiting the foregoing, VENDOR warrants that (a) all articles and Goods furnished were and shall be produced and all Services performed in compliance with the Fair Labor Standards Act of 1938 as amended and (b) VENDOR shall notify BUYER if VENDOR or anyone performing services under this Agreement is a former employee of a Federal agency who is prohibited from receiving compensation under 41 U.S.C. 423.  In its performance hereunder, VENDOR shall not employ, contract or subcontract with persons or entities that have or are suspected of having connections with organized crime, international terrorism, or interests in illicit drug or other internationally condemned activities.  VENDOR, as a contractor under U.S. Government contracts, hereby certifies and confirms that VENDOR is and will remain in compliance with all Executive Orders and laws and the regulations issued thereunder required of contractors under U.S. government contracts, including, but not limited to the following which, as applicable, are incorporated herein by reference:

Executive Order 11246, as amended; Section 402 of the Vietnam Era Veterans Readjustment Assistance Act of 1974, as amended; Section 503 of the Rehabilitation Act of 1973, as amended; Executive Order 11625, as amended; Executive Order 12138, as amended; Small Business Act, as amended; Anti-Kickback Enforcement Act of 1986; Drug-Free Workplace Act of 1988; Clean Air Act, as amended; Clean Water Act, as amended; Executive Order 11738, as amended.  VENDOR will promptly furnish such further certificates and assurance of compliance with the foregoing as may from time to time be requested.

EXPORT CONTROL
VENDOR acknowledges that it is familiar with and will comply with all applicable regulations of the United States Department of Commerce and other government agencies concerning restrictions on participation in unsanctioned foreign boycotts and/or the export or re-export of United States origin goods, software and technical data, or the direct product thereof, to unauthorized persons or destinations.  Where appropriate, VENDOR will assure that the export privileges of its employees, agents, and contractors have not been denied, suspended, or revoked, in whole or in part, and that such party is not listed on any restricted parties list published by the US government.  Unless otherwise agreed by the parties, VENDOR will be responsible for obtaining any required U.S. government authorization, including but not limited to export licenses.  Where appropriate, VENDOR will provide BUYER the Export Control Classification Number (ECCN) with any product shipment.  VENDOR agrees to abide by all applicable regulations in respect of information supplied by or on behalf of BUYER, including but not limited to releases of technical data or software source code to foreign nationals located in the United States.

BACKGROUND CHECKS
VENDOR, and its contractors, if any, will perform an appropriate background investigation of its employees before entry onto BUYER premises.  Such background investigation should include, but is not necessarily limited to, criminal record reports, Social Security traces, driving record reports, employment verification, and education verification, in accordance with federal, state and local laws.

PUBLICITY
VENDOR, its employees, agents, and contractors shall not prepare photographs, articles, press releases, or speeches about the existence of, scope of, or Work to be performed under this Agreement or any generalities or details about BUYER’S facilities or business plans without BUYER’S prior written consent.  Applications for approval must be submitted to BUYER in writing and outline the intended uses thereof.  Neither VENDOR nor BUYER will use the name or trademark of the other in any material prepared for public announcement, general publication or distribution to any third party without obtaining prior written permission of the other party.  Notwithstanding the foregoing, either party may distribute a copy of this Agreement or disclose the existence thereof to any subsidiary, affiliate, agent, government agency, or contractor for purposes of performance hereunder, or as may be required by law.

INFRINGEMENT
VENDOR shall indemnify and defend BUYER against all claims, suits, liability and expense on account of alleged infringement of any patent, copyright or trademark, resulting from or arising in connection with the manufacture, sale, normal use or other normal disposition of any article or material furnished hereunder or with the performance of any service provided hereunder.  BUYER may participate in the defense of any claim or suit without relieving VENDOR of any obligation hereunder.

ASSIGNMENT AND SUBCONTRACTING
Neither this Agreement nor any claim against BUYER arising directly or indirectly out of or in connection with this Agreement shall be assignable by VENDOR or by operation of law; provided, however, that BUYER shall have the right to assign to a successor in interest without consent of VENDOR.

VENDOR shall not subcontract any obligations hereunder without BUYER’S prior written consent.  BUYER’S consent to any subcontracting shall, however, (a) not constitute a waiver of any right of BUYER to reject Goods and/or Services which are not in conformance with this Agreement or any BUYER Release Document; (b) not create any contractual relationship between BUYER and any contractor with respect to the Goods and/or Services to be provided hereunder or under any BUYER Release Document; or (c) not relieve VENDOR of its responsibility for all acts or omissions of its contractors in performance hereunder or under any BUYER Release Documents.

In performing Services hereunder, VENDOR will maintain complete control over and have full responsibility for its employees and agents and will have full responsibility for the performance of its contractors.  BUYER reserves no right to direct, supervise or control the operations, employees or contractors of VENDOR.  Services under this Agreement must meet BUYER’S approval and are subject to the general right of inspection that allows BUYER to ensure satisfactory completion of the Services.

WITHHOLDING AND ENFORCEMENT
BUYER shall have the right to withhold any money ever payable by it hereunder and apply the same to payment of any obligations of VENDOR to BUYER or to any other parties arising in any way out of this Agreement or its performance.  Each party hereto agree it shall reimburse for reasonable attorneys’ fees and other legal and court costs to the prevailing party of any court proceeding brought to enforce the obligations under this Agreement.

EXCUSES
Either VENDOR or BUYER shall be excused from performance of the obligations hereunder when and to the extent that such performance is delayed or prevented (and, in BUYER’S case, its need for the articles, Goods or Services is reduced or eliminated) by any circumstances reasonably beyond its control, or by fire, explosion, acts of terrorism, any strike or labor dispute or any act or omission of any Governmental authority or any group purporting to have authority.  To be so excused, the affected party must provide prompt notice and undertake reasonable efforts to mitigate the conditions

FORCE MAJEURE
Any delays in or failure of performance by VENDOR or BUYER shall not constitute default hereunder if and to the extent such delays or failures of performances are caused by occurrences beyond the control of VENDOR or BUYER and result from: (i) an act of God; (ii) an act of war, rebellion, civil commotion, or sabotage, or damage resulting there from; (iii) a fire, flood explosion, accident; (iv) a riot, or strike, or (v) a federal or state law, or a rule regulation or order of any public body or official exerting or purporting to exercise authority or control concerning the operations covered hereby (except that VENDOR'S failure to obtain any necessary applicable federal, state, or local permits shall not be considered force majeure hereunder if the cause or failure to receive such permits was the result of VENDOR'S negligence or other fault).

During the existence of such force majeure conditions, no payments shall be due by BUYER to VENDOR when services are not being performed except payments for goods and services that were provided prior to the existence of the force majeure event.  Appropriate steps shall be promptly taken to remedy force majeure event.  Notice of force majeure occurrences and the details constituting them shall be given to the other party in writing.

OWNERSHIP OF WORK PRODUCT
VENDOR hereby assigns all right, title and interest in and to the Goods provided or any work produced as a result of Services hereunder (“Work Product”) to BUYER.  For purposes hereof, Work Product shall include all tangible Work Product prepared for or provided to BUYER by VENDOR in performance of this Agreement.  The Work Product shall be the sole and exclusive property of BUYER and may be used for any purpose BUYER desires without additional fee or cost.  VENDOR and BUYER agree that all Work Products not generally available to the public shall be treated as Confidential Information of BUYER.  Any drawings, specifications, or other data furnished by BUYER to VENDOR shall remain the property of BUYER and shall be promptly returned to BUYER upon completion of the Work unless VENDOR is otherwise instructed in writing by BUYER.  Work Product as defined herein shall never mean any patents, pending patents, or other intellectual property owned by VENDOR or any such improvement thereof developed during the term of this Agreement that relate directly or indirectly to particle impact drilling and to the services and/or scope of work provided pursuant to this Agreement and all such intellectual property shall, to the extent it is developed by or on behalf of VENDOR, remain the property of VENDOR.

PERFORMANCE
VENDOR shall perform all Services diligently, carefully and in a good and workmanlike manner; shall furnish all labor, supervision, machinery, equipment, materials and supplies necessary therefore; shall obtain and maintain all building and other permits and licenses required by public authorities in connection with performance of the Services; and, if permitted to subcontract, shall be fully responsible for all Services performed by contractors.  VENDOR shall conduct all operations in VENDOR’S own name and as an independent VENDOR, and not in the name of, or as agent for BUYER.  Any provisions in this Agreement which may appear to give BUYER the right to direct VENDOR as to details of performing the Services herein covered, or to exercise a measure of control over the Services shall be deemed to mean that VENDOR shall follow the desires of BUYER in the results of the Services only.

LIABILITY-INDEMNITY
VENDOR shall be solely responsible for all materials, tools, equipment and services until the Services are completed to BUYER’S satisfaction.

Indemnity

A. PERSONAL INJURY

1.        VENDOR

VENDOR, INCLUDING ITS PARENT COMPANIES, SUBSIDIARIES, AFFILIATES, JOINT VENTURE PARTIES, CONTRACTORS AND INSURERS SHALL HOLD HARMLESS, RELEASE, DEFEND AND INDEMNIFY BUYER, ITS DIRECTORS, EMPLOYEES, INSURERS, STOCKHOLDERS, PARENT, SUBSIDIARY AND AFFILIATED COMPANIES AND ANY PARTIES TO ANY JOINT OPERATING AGREEMENTS WITH BUYER (INCLUDING THEIR PARENT, SUBSIDIARY AND AFFILIATED COMPANIES) TO THE FULLEST EXTENT PERMITTED BY APPLICABLE

LAW, FROM AND AGAINST ANY AND ALL LOSSES, DAMAGES, CLAIMS, SUITS, LIABILITIES, JUDGMENTS, CAUSES OF ACTION AND EXPENSES (INCLUDING ATTORNEYS' FEES AND OTHER COSTS OF LITIGATION AS WELL AS ANY FEES AND COSTS TO ENFORCE THE PROVISIONS OF THIS ORDER) CAUSED BY, ARISING OUT OF, IN CONNECTION WITH OR INCIDENTAL TO ANY OPERATIONS CONDUCTED PURSUANT TO THIS ORDER, OR RESULTING FROM OR IN ANY WAY RELATED TO THE WORK PERFORMED HEREUNDER, INCLUDING BUT NOT LIMITED TO VESSEL AND CARGO OPERATIONS, FOR BODILY/PERSONAL INJURY, DISEASE OR DEATH OF VENDOR’S EMPLOYEES, WITHOUT REGARD TO THE CAUSE OR CAUSES THEREOF OR THE SOLE OR CONCURRENT NEGLIGENCE, FAULT OR STRICT LIABILITY WITHOUT FAULT OF VENDOR, BUYER OR OF ANY PARTY OR PARTIES, INCLUDING BUT NOT LIMITED TO ANY CLAIM(S) BASED ON THE WARRANTY OF SEAWORTHINESS, AND ANY PRE-EXISTING CONDITION.

2.       BUYER

BUYER SHALL HOLD HARMLESS, RELEASE, DEFEND AND INDEMNIFY VENDOR, ITS DIRECTORS, EMPLOYEES, INSURERS, STOCKHOLDERS, PARENT, SUBSIDIARY AND AFFILIATED COMPANIES AND ANY PARTIES TO ANY JOINT OPERATING AGREEMENTS WITH VENDOR (INCLUDING THEIR PARENT, SUBSIDIARY AND AFFILIATED COMPANIES) TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, FROM AND AGAINST ANY AND ALL LOSSES, DAMAGES, CLAIMS, SUITS, LIABILITIES, JUDGMENTS, CAUSES OF ACTION AND EXPENSES (INCLUDING ATTORNEYS' FEES AND OTHER COSTS OF LITIGATION AS WELL AS ANY FEES AND COSTS TO ENFORCE THE PROVISIONS , OF THIS ORDER) CAUSED BY, ARISING OUT OF, IN CONNECTION WITH OR INCIDENTAL TO ANY OPERATIONS CONDUCTED PURSUANT TO THIS ORDER, OR RESULTING FROM OR IN ANY WAY RELATED TO THE WORK PERFORMED HEREUNDER, INCLUDING BUT NOT LIMITED TO VESSEL AND CARGO OPERATIONS, FOR BODILY/PERSONAL INJURY, DISEASE OR DEATH OF BUYER’S EMPLOYEES, INCLUDING EMPLOYEES OF ANY PARENT, SUBSIDIARY OR AFFILIATE OF BUYER, WITHOUT REGARD TO THE CAUSE OR CAUSES THEREOF OR THE SOLE OR CONCURRENT NEGLIGENCE, FAULT OR STRICT LIABILITY WITHOUT FAULT OF BUYER, VENDOR OR OF ANY PARTY OR PARTIES, INCLUDING BUT NOT LIMITED TO ANY CLAIM(S) BASED ON THE WARRANTY OF SEAWORTHINESS, AND ANY PRE-EXISTING CONDITION.

B. THIRD PARTY PERSONAL INJURY

VENDOR AND BUYER SHALL EACH CONTRIBUTE IN PROPORTION TO THE AMOUNT OR PERCENTAGE OF FAULT ATTRIBUTED TO EACH FOR ANY LOSSES, DAMAGES, CLAIMS, SUITS, LIABILITIES, JUDGMENTS, AND CAUSES OF ACTION WHEN BROUGHT BY THIRD PARTIES NOT OTHERWISE PROVIDED FOR IN A ABOVE OR NOT PARTY TO THIS AGREEMENT FOR BODILY/PERSONAL INJURY, DISEASE OR DEATH) CAUSED BY, ARISING OUT OF, IN CONNECTION WITH OR INCIDENTAL TO ANY OPERATIONS CONDUCTED PURSUANT TO THIS ORDER, OR RESULTING FROM OR IN ANY WAY RELATED TO THE WORK PERFORMED HEREUNDER, INCLUDING BUT NOT LIMITED TO VESSEL AND CARGO OPERATIONS. FOR THE PURPOSES OF THIS PROVISION A THIRD PARTY SHALL INCLUDE OTHER VENDORS OF VENDOR WHICH ARE NOT CONTRACTORS FOR THE PURPOSES OF WORK OR SERVICES PERFORMED UNDER THIS AGREEMENT AND ANY OTHER PARTY WHO IS NOT IN CONTRACTUAL PRIVITY WITH VENDOR OR BUYER FOR ANY WORK OR SERVICES PERFORMED PURSUANT TO THIS AGREEMENT.

C. DAMAGE TO PROPERTY

1. VENDOR

VENDOR, INCLUDING ITS PARENT COMPANIES, SUBSIDIARIES, AFFILIATES, JOINT VENTURE PARTIES, CONTRACTORS AND INSURERS SHALL HOLD HARMLESS, RELEASE, DEFEND AND INDEMNIFY BUYER, ITS DIRECTORS, EMPLOYEES, INSURERS, STOCKHOLDERS, PARENT, SUBSIDIARY AND AFFILIATED COMPANIES AND ANY PARTIES TO ANY JOINT OPERATING AGREEMENTS WITH BUYER (INCLUDING THEIR PARENT, SUBSIDIARY AND AFFILIATED COMPANIES) TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, FROM AND AGAINST ANY AND ALL LOSSES, DAMAGES, CLAIMS, SUITS, LIABILITIES, JUDGMENTS, CAUSES OF ACTION AND EXPENSES (INCLUDING ATTORNEYS' FEES AND OTHER COSTS OF LITIGATION AS WELL AS ANY FEES AND COSTS TO ENFORCE THE PROVISIONS OF THIS ORDER) CAUSED BY, ARISING OUT OF, IN CONNECTION WITH OR INCIDENTAL TO ANY OPERATIONS CONDUCTED PURSUANT TO THIS ORDER, OR RESULTING FROM OR IN ANY WAY RELATED TO THE WORK PERFORMED HEREUNDER, INCLUDING BUT NOT LIMITED TO VESSEL AND CARGO OPERATIONS, FOR DAMAGE TO PROPERTY OF VENDOR RELATED TO THE WORK PERFORMED UNDER THIS AGREEMENT OR WITHIN A 500 METER RADIUS OF THE SITE, WITHOUT REGARD TO THE CAUSE OR CAUSES THEREOF OR THE SOLE OR CONCURRENT NEGLIGENCE, FAULT OR

STRICT LIABILITY WITHOUT FAULT OF VENDOR, BUYER OR OF ANY PARTY OR PARTIES, INCLUDING BUT NOT LIMITED TO ANY CLAIM(S) BASED ON THE WARRANTY OF SEAWORTHINESS, AND ANY PRE-EXISTING CONDITION.

2. BUYER

BUYER SHALL HOLD HARMLESS, RELEASE, DEFEND AND INDEMNIFY VENDOR, ITS DIRECTORS, EMPLOYEES, INSURERS, STOCKHOLDERS, PARENT, SUBSIDIARY AND AFFILIATED COMPANIES AND ANY PARTIES TO ANY JOINT OPERATING AGREEMENTS WITH VENDOR (INCLUDING THEIR PARENT, SUBSIDIARY AND AFFILIATED COMPANIES) TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, FROM AND AGAINST ANY AND ALL LOSSES, DAMAGES, CLAIMS, SUITS, LIABILITIES, JUDGMENTS, CAUSES OF ACTION AND EXPENSES (INCLUDING ATTORNEYS' FEES AND OTHER COSTS OF LITIGATION AS WELL AS ANY FEES AND COSTS TO ENFORCE THE PROVISIONS , OF THIS ORDER) CAUSED BY, ARISING OUT OF, IN CONNECTION WITH OR INCIDENTAL TO ANY OPERATIONS CONDUCTED PURSUANT TO THIS ORDER, OR RESULTING FROM OR IN ANY WAY RELATED TO THE WORK PERFORMED HEREUNDER, INCLUDING BUT NOT LIMITED TO VESSEL AND CARGO OPERATIONS, FOR DAMAGE TO PROPERTY OF BUYER RELATED TO THE WORK PERFORMED PURSUANT TO THIS AGREEMENT OR PROPERTY OF BUYER WITHIN A 500 METER RADIUS OF THE SITE WITHOUT REGARD TO THE CAUSE OR CAUSES THEREOF OR THE SOLE OR CONCURRENT NEGLIGENCE, FAULT OR STRICT LIABILITY WITHOUT FAULT OF BUYER, VENDOR OR OF ANY PARTY OR PARTIES, INCLUDING BUT NOT LIMITED TO ANY CLAIM(S) BASED ON THE WARRANTY OF SEAWORTHINESS, AND ANY PRE-EXISTING CONDITION

D. POLLUTION LIABILITY
VENDOR, INCLUDING ITS PARENT COMPANIES, SUBSIDIARIES, AFFILIATES, JOINT VENTURE PARTIES, CONTRACTORS AND INSURERS SHALL INDEMNIFY, DEFEND AND HOLD HARMLESS BUYER FOR ANY CLEAN UP COSTS AND DAMAGES CAUSED IN WHOLE OR IN PART BY ANY POLLUTION EMANATING FROM ANY WORK PERFORMED BY VENDOR INCLUDING ANY PRODUCTS TOOLS OR EQUIPMENT OWNED BY OR IN THE POSSESSION AND CONTROL OF VENDOR ARISING OUT OF OR IN ANY WAY RELATED TO ANY WORK OR SERVICES PERFORMED BY VENDOR UNDER THIS AGREEMENT REGARDLESS OF THE NEGLIGENCE, FAULT OR STRICT LIAIBLITY OF VENDOR, BUYER OR ANY OTHER PARTY.

Any provisions shall not limit the obligations, indemnities, and liabilities assumed by VENDOR under this agreement or limits of insurance required below and shall survive the termination of this Agreement.

If it is judicially determined that any of the indemnity obligations under this Agreement are invalid, illegal or unenforceable in any respect, said obligations shall automatically be amended to conform to the maximum monetary limits and other provisions in the applicable law for so long as the law is in effect.

E.	CONSEQUENTIAL DAMAGES
Notwithstanding anything to the contrary contained elsewhere herein, neither VENDOR nor BUYER shall be liable to the other for any consequential, incidental, indirect or punitive damages of any kind or character, including, but not limited to, loss of use, loss of profit, loss of revenue, loss of product or production, reservoir damage, or loss of hole damage due to blowout or cratering, whenever arising under this Agreement or as a result of, relating to or in connection with the work hereunder, and no claim shall be made by either VENDOR or BUYER against the other or their subcontractors of any tier, other VENDORS, or insurers and REGARDLESS OF WHETHER SUCH CLAIM IS BASED OR CLAIMED TO BE BASED ON NEGLIGENCE WHETHER ACTIVE, PASSIVE, SOLE, JOINT, ACTIVE, PASSIVE, CONCURRENT OR GROSS NEGLIGENCE), UNSEAWORTHINESS, UNAIRWORTHINESS, FAULT, BREACH OF WARRANTY, BREACH OF AGREEMENT, STATUTE, STRICT LIABILITY OR OTHERWISE.

INSURANCE

VENDOR shall at its own expense provide insurance as required herein in the minimum amounts as indicated.

A. The term BUYER in this article shall include its parent, subsidiaries, affiliates, any joint venture party with BUYER, and any of the directors, officers and employees of BUYER.
B. With respect to policies, terms, amendments and endorsements set forth herein.

1)	An asterisk (*) indicates coverage is required if VENDOR conducts operations which are performed on, over or adjacent to navigable waters or which involve maritime workers.

2)
A double asterisk (**) indicates coverage is required if VENDOR conducts Professional Services for a fee.  Professional Services are defined as including, but not limited to, architectural and engineering services, legal, accounting, data processing, consulting, real estate, investment advisory services, medical, geologic and seismic consulting services.

3)
A triple asterisk  (***) indicates coverage is required when VENDOR uses aircraft in its operations.  Aircraft is defined as a landplane, seaplane, amphibian or rotorcraft used by VENDOR whether it be owned, hired or leased.

C. Any references to VENDOR or obligations of VENDOR hereunder shall include and be applicable to contractors of VENDOR.

D. VENDOR shall at the request of BUYER provide certificates of insurance evidencing the insurance requirements herein.

The following shall apply to all policies:

A.
BUYER shall be included as an additional insured on VENDOR’S policies (except Workers’ Compensation and Professional Liability coverage).  VENDOR’S policies shall contain a waiver of subrogation in favor of BUYER.

B.	Thirty days advance written notice must be given to BUYER in the event of cancellation or material change in VENDOR’S policies.
C.	VENDOR maintains insurance at VENDOR’S sole cost including deductibles or self-insured retentions.
D.	Coverage under all insurance required to be carried by VENDOR shall be primary insurance and underlying to any other existing valid and collectible insurance available to BUYER.
E.	All policies described below shall have adequate territorial and navigation limits for the location of the work, including operations in the Gulf of Mexico and Alaska.
F.	If this agreement is subject to anti-indemnity statutes in jurisdictions, including, but not limited to, Texas, Louisiana or Wyoming, the following will apply:
G.
VENDOR shall have BUYER billed directly by VENDOR’S insurance agent or broker in the amount required for BUYER to be named an additional insured which shall be the actual cost of the insurance for such coverage.

H.
BUYER shall have VENDOR billed directly by BUYER’S insurance agent or broker in the amount required for VENDOR to be named an additional insured which shall be the actual cost of the insurance for such coverage.  In the alternative, should BUYER choose to be self-insured, then BUYER shall charge VENDOR that sum which represents the cost for the coverage to VENDOR as an additional insured which shall be the actual cost for such coverage.

I.
BUYER’S Acceptance of VENDOR’S certificates of insurance or other forms of evidencing insurance shall not constitute acceptance of the adequacy of coverage or imply VENDOR is in compliance with the requirements of the Agreement or an amendment to the Agreement.

J.
If it is judicially determined that any of the insurance obligations under this Agreement are unenforceable in any respect under applicable law, said obligations shall automatically be amended to conform to the maximum limits and other provisions in the applicable law for so long as the law is in effect. The liability and indemnity provisions contained in this Agreement shall not limit these insurance requirements.

K.	VENDOR shall require its contractors to comply with these insurance coverage requirements, and any deficiency thereof shall not relieve VENDOR of its responsibility to satisfy BUYER’S requirements.

VENDOR shall maintain the following policies, terms, amendments and endorsements:

A) Workers’ Compensation and Employer’s Liability, to include:
1) Statutory Workers’ Compensation for State of Hire/Operation,
2) Employer’s Liability,
3) * U.S. Longshore and Harbor Workers’ Compensation Act Coverage,
4) * Outer Continental Shelf Lands Act,
5) * Gulf of Mexico Territorial Extension,
6) * Maritime Employer’s Liability Including Transportation, Wages, Maintenance and Cure,
7) * “In Rem” Endorsement,
8) * Death on the High Seas Act, and
9) * Jones Act.

B) Commercial General Liability, to include but not limited to:
1) Bodily Injury and Property Damage,
2) Products/Completed Operations,
3) Contractual Liability,

4) Sudden and Accidental Pollution Endorsement,
5) *Non-Owned Watercraft Coverage Without Restrictions on Operations, and
6) * “In Rem” Endorsement.

C) Automobile Liability, to include but not limited to:
1) Owned Vehicles,
2) Non-Owned Vehicles,
3) Hired Vehicles, and
4) MCS-90 coverage endorsement where hazardous material transportation is involved.

D) *Hull and Machinery, to include but not limited to:
1) * Full Tower’s Liability If Towing Vessel, and
2) * Deletion of Any “As Owner” Clause and Other Language That Limits Coverage to the Liability of an Insured “As Owner of the Vessel”.

E) *Protection and Indemnity Insurance (or equivalent) subject to:
1) * Deletion of Any “As Owner” Clause and Other Language That Limits Coverage to the Liability of an Insured “As Owner of the Vessel”, and
2) * Third Party Bodily Injury and Property Damage Pollution Liability.

F) ***Aircraft Liability, to include but not limited to:
1) *** Owned Aircraft,
2) *** Non-Owned Aircraft,
3) *** Hired Aircraft,
4) *** Passenger Liability,
5) *** Contractual Liability, and
6) *** Fixed Wing/Rotary Aircraft.

G) **Professional Liability (Errors and Omissions):

H) VENDORs Pollution Liability, to include but not limited to:
1) Sudden and accidental releases,
2) Gradual releases, and
3) Clean-up cost.

Each of the policies, which VENDOR is required to carry, shall contain the following minimum limit.

REQUIRED INSURANCE COVERAGE:	Minimum limits
Workers’ Compensation Statutory Employer’s Liability	$1,000,000
* Maritime Employer’s Liability	$1,000,000
Commercial General Liability, Bodily Injury & Property Damage	$5,000,000
Automobile Liability, Bodily Injury & Property Damage	$5,000,000
* Hull & Machinery	Replacement Vessel Value
* P&I – Collision/Towers	$150,000,000
VENDOR’S Pollution Liability	$5,000,000
*** Aircraft Liability	$150,000,000
** Professional Liability                                                                                                                     $1,000,000

Construction All Risk (“CAR”) Insurance.
BUYER reserves the right to purchase CAR insurance for an individual capital expenditure project that will automatically include coverage for VENDOR.  If BUYER purchases CAR insurance, then a special CAR insurance exhibit will be added to this agreement describing the CAR Program, VENDOR’S obligations under the CAR program, amendments to the insurance requirements in this Article 13, and related adjustments to insurance charges.

USE OF PREMISES
VENDOR shall perform all Services in such manner as to cause minimum interference with the operations of BUYER and of other VENDORs on the premises, and shall take, and cause VENDOR’S and every contractor's employees, agents, licensees, and permittees to take, all necessary precautions (including those required by BUYER’S safety regulations) to protect the premises and all persons and property thereon from damage or injury.  VENDOR confirms that safety shall be a primary consideration in its performance of Services hereunder, and shall meet with appropriate BUYER personnel to review all site-specific safety regulations prior to the performance of Services.  VENDOR shall investigate accidents (and/or cooperate with BUYER in conducting investigations of accidents) that arise out of VENDOR’S Services hereunder and provide copies of non-privileged accident reports it produces in response to any such investigations.  Upon completion of the Work, VENDOR shall leave the premises clean and free of all equipment, waste materials and rubbish.

BILLS AND LIENS
VENDOR shall pay promptly all indebtedness for labor, materials and equipment used in performance of the Services. VENDOR shall not be entitled to receive final payment from BUYER, until VENDOR furnishes evidence satisfactory to BUYER of full payment of such indebtedness.  VENDOR shall not permit any lien or charge to attach to the Services or the premises; but if any does so attach, VENDOR shall promptly procure its release, and indemnify BUYER against all damage and expense incident thereto.

COMPETITIVENESS AND PRICE WARRANTY
VENDOR warrants that it shall remain competitive in terms of the pricing, quality, capacity, and delivery of Goods and Services provided to BUYER hereunder.  VENDOR also warrants that the prices for Goods or Services are no less favorable than those extended by VENDOR to any of its other customers for the same or similar Goods or Services in similar quantities.  VENDOR further warrants that if it reduces its prices to other customers for the same or similar Goods or Services during the term hereof, VENDOR shall reduce its prices to BUYER correspondingly.  BUYER shall have the right to audit or review VENDOR’S competitiveness at any time during the term of this Agreement.  Should BUYER determine in good faith that VENDOR has failed to remain competitive, and VENDOR fails to cure said lack of competitiveness within a reasonable time, not to exceed thirty (30) days, then BUYER may immediately terminate this Agreement for cause pursuant to Article 7.

AGREEMENT RELEASES
No substitutions of any kind (design, material etc.) are acceptable without written prior approval from appropriate BUYER representative.

BUYER representatives may issue releases for Goods and/or Services against this Agreement using:
a)	Verbal request with a follow-up written confirmation;
b)	Written Release Document; or
c)	Computer-generated Release Document (e.g., Electronic Data Interchange or “EDI”).

Authorized BUYER VENDORs may also purchase Goods and/or Services against this Agreement for BUYER’S end-use.  Referencing this Agreement number will facilitate application of the proper pricing.

This Agreement does not commit BUYER to make any purchases or request any Goods or Services hereunder.  All orders are subject to acceptance or rejection by VENDOR.

All terms and conditions of this Agreement apply to all releases unless the BUYER Release Document specifically states otherwise.

SUSPENSION
BUYER may require VENDOR to suspend Work hereunder for such period as BUYER may direct.  In the event of such suspension, the parties shall confer and mutually agree as to the period by which the scheduled completion date and price are to be adjusted.

CONFIDENTIAL INFORMATION
VENDOR and BUYER will not, without the prior written consent of the other, either (a) disclose the other’s proprietary or commercially sensitive information (“Confidential Information”) to anyone other than those officers, employees, agents, or contractors who need to know it in connection with performance of this Agreement and have agreed to be bound by these obligations of confidentiality or (b) use the other’s Confidential Information for any purpose other than performance of this Agreement.  For purposes of this Agreement, all data, maps, reports, drawings, specifications, records, technical information, and computer programs/software concerning BUYER’S operations, processes or equipment that are provided by BUYER and/or acquired or handled by VENDOR in connection with this Agreement shall be deemed Confidential Information of BUYER.

Where VENDOR and BUYER have entered into an Information Technology (“IT”) Security Agreement, VENDOR employees who have been authorized in writing by BUYER to use and/or access BUYER IT resources (“Authorized Users”) will have the right to access and use those BUYER IT resources as may be provided by BUYER for VENDOR to fulfil its obligations hereunder.  Each Authorized User’s use and access to the BUYER IT resources shall be in accordance with BUYER’S “Information Technology Security Policy Statement” and the IT Security Agreement.  Failure of an Authorized User to comply with such requirements may, at BUYER’S sole discretion, result in the immediate termination of this Agreement or in the termination of use and access rights of VENDOR’S employees to BUYER’S IT resources.  BUYER, at its own expense, shall have the right to audit VENDOR’S use of BUYER’S IT system and resources.  VENDOR shall cooperate with BUYER in performing such audits.

INDEPENDENT VENDOR
Except as otherwise expressly set forth herein, neither VENDOR nor anyone it employs shall ever be considered BUYER’S employee, agent, servant, or representative in performing Services under this Agreement.  VENDOR’S personnel will not be eligible to participate in any of BUYER’S employee benefit plans or to receive any benefits under those plans.  In the event that any federal or state court or agency holds VENDOR to be an employee of BUYER for any purpose, VENDOR expressly waives any right to participate in or claim any benefits from any such plans of BUYER.

To the maximum extent permitted by law, VENDOR shall defend, indemnify and hold harmless BUYER, its parent, affiliates, and subsidiary companies, coventurers, and directors, employees and agents of such companies against any loss, damage, claim, suit, liability, judgment and expense (including but not limited to attorneys' fees and other costs of litigation), and any fines, penalties, assessments, arising out of any claim of coverage or eligibility under any of BUYER’S benefit plans, including without limitation, benefits under any employee pension benefit plans or employee welfare benefit plans, as defined under the Employee Retirement Act of 1974, as amended from time to time, or any fringe benefit plans or any other benefits extended to employees of BUYER and/or its parent, affiliates and subsidiary companies, which claim of coverage or eligibility is made directly or indirectly by any of VENDOR’S employees, contractors or agents.

VENDOR shall be an independent VENDOR with respect to the performance of work or services under this agreement.  Neither VENDOR nor its contractors shall be deemed for any purpose to be the agent or representative of BUYER for any work or services performed herein.  BUYER further reserves no right to supervise or control the details of the work or services provided by VENDOR or its contractors.

STATUTORY EMPLOYER PROVISION FOR SERVICES PERFORMED IN LOUISIANA
BUYER and VENDOR agree that while VENDOR and any of its employees, agents, or contractors are performing Services under this Agreement in Louisiana such work in whole or in part is a part of the trade, business or occupation of BUYER and is an integral part of and essential to the ability of BUYER to generate its goods, products, and services.  BUYER or any of its subsidiaries or affiliates involved in the Services performed hereunder in Louisiana shall be considered a Statutory Employer within the meaning set forth in La. Rev. Stat. 23:1061 of those employees, agents, and contractors of VENDOR performing Services hereunder in Louisiana and such employees, agents, and contractors shall be considered Statutory Employees as the meaning is set forth in La. Rev. Stat. 23:1061.

LABOR RELATIONS FOR SERVICES AT BUYER’S FACILITIES
VENDOR will promptly inform BUYER about any labor disputes, expected labor disputes, or requests or demands from labor organizations that could reasonably affect Services under this Agreement at BUYER’S facilities.  During negotiation, before making any commitments, VENDOR will advise BUYER about agreements or understandings with local or national labor organizations that could affect the Services.

BUYER reserves the right to restrict VENDOR’S hiring more workers, and to suspend or terminate work, in situations where a labor dispute may adversely affect work progress.

MINORITY OWNED AND WOMEN OWNED BUSINESS ENTERPRISES EXPENDITURES
VENDOR acknowledges that BUYER sets goals and tracks goods/services purchased from Minority and Women-owned Business Enterprises (“M/WBE”).  VENDOR agrees to use its best efforts to support M/WBE purchasing and support BUYER goals as follows:

A.
VENDOR will establish spend targets associated with the purchase of material and services from M/WBE vendors or actionable goals that will be used in assessing VENDOR performance of this Agreement. Vendor agrees to make good faith efforts to place/award a mutually agreed percentage of the total dollar amount of the VENDOR’S Agreement related purchases of services and materials from qualified M/WBEs. The M/WBE spend or actionable targets will be mutually agreed upon by BUYER and VENDOR based upon potential opportunity.  Upon BUYER’S request, VENDOR shall provide information supporting M/WBE spend or actionable targets and M/WBE certification status associated with the vendors utilized in performance of the Agreement

B.
VENDOR is expected to substantiate ownership status of utilized M/WBEs through a certification process.  M/WBEs with subcontracted materials and services totaling $100,000 or greater annually must be certified through one of the approved certification agencies listed below.

If the vendor being utilized is a certified M/WBE, a current copy of the certification must be available upon BUYER’S request.  If the vendor is not yet certified as a Minority-owned Business Enterprise or Women-owned Business Enterprise, the VENDOR will accept certification through either the National Minority Supplier Development Council (for minority-owned businesses) or the Women's Business Enterprise National Council (for women-owned businesses) and their affiliates.

Alaska Residents
BUYER encourages employing qualified Alaska residents for work under this agreement. VENDOR should submit a local employment-staffing plan for this work, describing the planned mix of Alaska residents and non-residents. An Alaska resident is a person domiciled in Alaska who intends to continue as such. VENDOR agrees to keep employment records during this agreement, and for a reasonable time after completion, and to make the records available to VENDOR each quarter and on completion of the work

HEADINGS
The article headings in this Agreement are solely for convenience and shall not be considered in its interpretation.  Unless the context clearly indicates otherwise, words used in the singular include the plural and words in the plural include the singular.

CONTINUING OBLIGATIONS
All warranty, withholding and enforcement, liability, indemnity, intellectual property, confidentiality, audit, and dispute resolution obligations and responsibilities assumed by the parties during the term of this Agreement shall survive the termination or expiration hereof.

WAIVER
Except as expressly provided for, no waiver shall be deemed to have been made by either party unless expressed in writing and signed by the waiving party.  The failure of either party to insist in any one or more instances upon strict performance of any of the terms or provisions of this Agreement, or to any option or election herein contained, shall not be construed as a waiver or relinquishment for the future of such terms, provisions, option or election.  No waiver by any party of any one or more of its rights or remedies under this Agreement shall be deemed to be a waiver of any prior or subsequent rights or remedies hereunder or at law.  All remedies afforded in this Agreement shall be taken and construed as cumulative; that is, in addition to every other remedy available at law or in equity.

DELIVERIES
Unless otherwise specified, all deliveries shall be in strict accordance with this Agreement or any BUYER Release Documents.  If delivery dates cannot be met, VENDOR shall promptly inform BUYER in writing of any anticipated or actual delay, the reasons for the delay and the actions being taken to overcome or to minimize the delay.  If BUYER does not approve alternate delivery dates, BUYER shall have the right to cancel this Agreement without further liability, purchase elsewhere, and hold VENDOR accountable for all direct damages resulting from VENDOR’S failure to meet the original delivery dates.  Upon delivery to BUYER, VENDOR shall convey clear title to the Goods, free of any lien, encumbrance or security interest.

When this Agreement is applied to purchases in the United States for use outside the United States in countries legally recognized by federal law, the BUYER will be responsible for all additional direct costs for export.  Indirect additional costs will be negotiated on an individual basis.  The parties will abide by all applicable export control regulations of the United States Department of Commerce and other agencies concerning the export or re-export of United States source technical data or software, or the direct product thereof, to unauthorized destinations.

SEVERABILITY
If any of the provisions of this Agreement shall be invalid or unenforceable, such invalidity or unenforceability shall not invalidate or render unenforceable the entire Agreement, but rather the entire Agreement shall be construed as if not containing the particular invalid or unenforceable provision or provisions, and the rights and obligations of each party shall be construed and enforced accordingly.

ENTIRE AGREEMENT
This Agreement, its attachments and the BUYER Release Documents entered into hereunder set forth the entire agreement between BUYER and VENDOR with respect to the supply of the Goods and Services by VENDOR to BUYER from the Effective Date and supersede and replace any other agreement or understanding in respect of such subject matter whether in writing or otherwise, entered into or existing prior to the Effective Date.  Neither this Agreement nor any BUYER Release Document hereunder shall be altered, amended or modified except in writing duly signed by both parties.

Attachment 1

February 4, 2009

Via email:                C.Hakulin@shell.com
        Chad.bown@shell.com

Mr. Christopher Hakulin
Shell Rocky Mountain Production, LLC
4582 S. Ulster St. Parkway, Suite 500
Denver, Colorado 80237

Re:              Proposed Letter of Intent
Particle Impact Drilling (PID) Bit Development Program & Commercial Field Trial
Guadalupe County, New Mexico

Dear Mr. Hakulin:

Confirming our recent meeting, this letter sets forth framework for a proposed agreement between
Shell Rocky Mountain Production, LLC and/or its affiliates ("Shell") and Particle Drilling
Technologies Inc. ("PDT") for the purposes set forth herein. Accordingly, in consideration of the mutual benefits to be recognized by the parties to this agreement, PDT proposes the following business arrangement:

l.  This agreement shall have an initial term of two (2) years;

2.  The purpose of this agreement is to develop a new size drill bit for Particle Impact
Drilling ("PlD") and to conduct a PID field trial operation at Shell`s drilling area in
Guadalupe County, New Mexico, or such other area as may be mutually agreed upon
(the "Project Area") in an endeavor to improve drilling efficiency, improve well bore verticality and decrease cost. The key criteria that will be evaluated for PID performance are set forth below:

a. Improve / maintain verticality of the well bore
b. Increase drilling penetration rates
c. Improve PID productive drilling time
d. Improve length of bit runs

3.  PDT shall design, test and manufacture four (4) PID Bits. It is anticipated these bits will consist of two (2) separate designs, unless one is inherently preferable. The bits will range in size from 6" to 6.5" as determined by Shell.

4.  PDT shall conduct a trial at the Project Area for drilling an interval (the "Target
Interval") as will be mutually agreed upon for applying the PID operation. The trial shall include making two (2) to four (4) PID Bit runs;

Mr. Christopher Hakulin
Shell — Particle Drilling
November I0, 2008

5.  In connection with the cost estimates set forth in the PID Bit development and field trial budget set forth in Exhibit A, Shell elects to contribute funding to PDT for the initial amount of $400,000 for Field Trial l as follows:

a.  two hundred thousand dollars ($200,000.00) upon submittal and presentation of technical progress review;

b.  one hundred fifty thousand dollars ($150,000.00) upon delivery of the field bits prior to mobilization for the field trial, and

c.  up to fifty thousand dollars ($50,000) within thirty business days following the completion of the field trial based on key performance indicators per
Section II of Agreement 4610021484

6.  At the end of Field Trial 1 above, Shell and PDT will determine whether further field trials are needed. At Shell discretion, field trials (Field Trial 2 & 3) may be planned at the following Field trial costs:

a.  Estimated twenty eight thousand dollars ($28,000.00) per bit developed

b.  seventy five thousand dollars ($75,000.00) upon delivery of the field bits prior to mobilization for the field trial

c.  up to fifty thousand dollars ($50,000.00) within thirty business days following the completion of the field trial based on key performance indicators per Section II of Agreement 4610021484

7.  Prior to conducting the field operation at the Project Area, PDT shall meet with personnel from Shell on a periodic basis or as may be reasonably requested by Shell to provide progress updates and/or technical review;

8.  At any time within two years following completion of the PID field trial contemplated herein, Shell will have the right to either:

a.  Enter into a renewal of this agreement or another non-binding joint development agreement with PDT whereby Shell would provide additional funding to PDT and PDT providing further PID development work in coordination with Shell towards the commercialization of the PID technology. ln this event, PDT agrees to provide up to another two (2) field trial operations at cost, as more particularly defined in Exhibit B; and/or

b.  Have first call on PDT equipment and services relative to the first two (2)
systems built and deployed on a commercial basis for a period of two (2)
years. BUYER holds right to use VENDORS equipment/services at cost plus 10% for duration of Agreement 4610021484

Mr. Christopher Hakulin
Shell — Particle Drilling
November I0, 2008

i.   In the event Shell does not utilize or plan to utilize a PID system fifty percent (50%) or more of the time during two (2) or more
consecutive months, PDT shall have the right to offer its PID equipment and services to other clients.

For the purpose of this agreement, PDT’s cost as outlined on Exhibit B is an estimate only and the actual costs may be more or less. PDT shall provide
Shell detail of all such actual charges during the term of this agreement; or

c.  Terminate this agreement, thereafter there being no further obligations on the part of either party.

9.    All intellectual property, patents and pending patents owned by PDT at the time of this agreement and all such property that may be further developed by either party during the term of this agreement, to the extent it pertains to the particle impact bit and/or particle impact system, shall be the property of PDT.

10.  For the purpose of defining field trial operations conducted pursuant to this agreement
("PID operations"), it is understood such operation will deemed to have commenced at such time the PID bit is tripped in the hole and ready to drill and during such time PDT is conducting PID drilling, including subsequent PID bit runs. PID operations will be deemed to have terminated at such time the decision is made by Shell or PDT to terminate the PID operation and the PID bit is tripped out of the hole.

Please advise if these terms are acceptable or if you would like to discuss the proposal in more detail.

Sincerely,

Particle Drilling Technologies Inc.

Thomas E. Hardisty
Senior Vice President, Corporate Development